Exhibit 99.1

7701 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com
News Release

From:	Belden
Dee Johnson
314.854.8054
For Immediate Release — February 7, 2008
BELDEN ANNOUNCES FOURTH QUARTER 2007 EARNINGS
Reports adjusted fourth-quarter diluted EPS of $0.83 and 80% growth in adjusted net income;
confirms 2008 guidance
St. Louis, Missouri — Belden (NYSE:BDC) today announced that revenue for the fourth quarter ended December 31, 2007, was $584.6 million and operating income was $59.3 million. Income from continuing operations was $35.6 million, or $0.71 per diluted share. The quarter’s revenue included $181.1 million from businesses acquired during 2007 and $16.3 million of favorable currency translation.
During the quarter, Belden recorded a pretax charge of $3.6 million for nonrecurring purchase accounting effects related to the businesses acquired in 2007 and a pretax charge of $1.6 million related to the Voluntary Separation Program and other personnel actions announced on December 11, 2007. The Company also recorded a pretax benefit of $0.9 million associated with the net effects of its previously announced North American restructuring actions including severance charges, income with respect to retirement plan curtailments, and favorable depreciation adjustments. Additionally, Belden recorded a one-time income tax charge of $3.5 million resulting from the enactment of tax rate changes affecting the Company’s foreign operations. In the fourth quarter of 2006, the Company incurred pretax charges of $19.9 million for severance, asset impairment, and depreciation adjustments associated with restructuring actions and a gain of $1.4 million from the sale of assets.
Adjusted for these items, operating income in the fourth quarter increased 69.1 percent year over year to $63.6 million. As a percent of revenue, adjusted operating income was 10.9 percent in the fourth quarter of 2007, compared with 9.9 percent in the fourth quarter of 2006. Adjusted diluted income per share from continuing operations was $0.83 in the fourth quarter of 2007, an 80.4 percent increase from $0.46 in the fourth quarter of 2006. See the attached schedule, Adjusted Operating Results, for a reconciliation of GAAP results to adjusted results.
Full-Year Results
Revenue of $2.033 billion in the year ended December 31, 2007, was 35.9 percent higher compared with $1.496 billion in 2006, including revenue of $495.1 million from businesses acquired during 2007 and favorable currency impact of $39.3 million or 2.7 percent. Operating income in 2007 was $220.7 million, and income from continuing operations was $137.1 million, or $2.73 per diluted share.

Management Comment
“Organic revenue growth in the fourth quarter was 6 percent,” said John Stroup, President and Chief Executive Officer of Belden, “reflecting an outstanding quarter in Asia and growth in North America, partially offset by lower volume in Europe as we remain focused on improving margins. We are pleased with our results for the quarter and year, and we are encouraged by the positive organic growth in the second half of 2007.”
Items of Note
•	Under its share repurchase program announced in August 2007, the Company repurchased 456,300 shares for $21.0 million during the fourth quarter for a 2007 total of 676,800 shares for $31.7 million.

•	In November and December, the Company completed the sale of three parcels of real estate, for net proceeds of $26.8 million. The real estate sold includes the Company’s former manufacturing facility in Pointe Claire, Quebec, its excess real estate in Venlo, The Netherlands, and its occupied real estate in Venlo which the Company is leasing back.

•	Free cash flow in the fourth quarter (cash from operations less capital expenditures) was $15.2 million.
Outlook
“As we stated in our release of December 11, we expect 2008 revenue to be between $2.2 billion and $2.3 billion. This revenue estimate is based on continuing expectations of slowing economic growth. Excluding restructuring costs and nonrecurring charges, we expect our operating profit margin to be between 12 percent and 14 percent of revenue and earnings per diluted share to be between $3.45 and $3.75 for the year,” said Mr. Stroup.
Forward Looking Statements
Statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully the acquired businesses; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise.
About Belden
Belden is a leader in the design, manufacture, and marketing of signal transmission solutions for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.

Contact:
Belden
Dee Johnson, Director of Investor Relations
and Corporate Communications
314-854-8054

The following schedules are provided:
•	Comparative condensed consolidated statements of operations for the three-month and twelve-month periods ended December 31, 2007, and December 31, 2006.

•	Segment results for the same periods.

•	Condensed consolidated balance sheets as of December 31, 2007, and December 31, 2006.

•	A supplemental schedule of adjusted consolidated results for the quarter, the year, and the prior-year comparable periods, excluding certain non-recurring purchase accounting effects, gain on sale of assets, severance charges, asset impairment, adjusted depreciation and discrete tax items.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(In thousands, except per share data)
Revenues	$584,584	$378,757	$2,032,841	$1,495,811
Cost of sales	(422,799)	(300,409)	(1,471,471)	(1,162,498)

Gross profit	161,785	78,348	561,370	333,313
Selling, general and administrative expenses	(102,523)	(54,433)	(345,928)	(205,139)
Gain on sale of assets	—	1,383	8,556	1,383
Asset impairment	—	(6,196)	(3,262)	(11,079)

Operating income	59,262	19,102	220,736	118,478
Interest expense	(8,747)	(2,547)	(27,516)	(13,096)
Interest income	1,257	2,471	6,544	7,081
Other income (expense)	2,663	364	1,799	(187)

Income from continuing operations before taxes	54,435	19,390	201,563	112,276
Income tax expense	(18,846)	(8,677)	(64,440)	(40,713)

Income from continuing operations	35,589	10,713	137,123	71,563
Loss from discontinued operations, net of tax	—	—	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	—	(4,298)

Net income	$35,589	$10,713	$137,123	$65,935

Weighted average number of common shares and equivalents:
Basic	44,851	44,067	44,877	43,319
Diluted	49,868	51,125	50,615	50,276

Basic income (loss) per share:
Continuing operations	$0.79	$0.24	$3.06	$1.65
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.10)
Net income	0.79	0.24	3.06	1.52

Diluted income (loss) per share:
Continuing operations	$0.71	$0.22	$2.73	$1.48
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.08)
Net income	0.71	0.22	2.73	1.37

Dividends declared per share	$0.05	$0.05	$0.20	$0.20

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	External			Operating
	Customer	Affiliate	Total	Income
Three Months Ended December 31, 2007	Revenues	Revenues	Revenues	(Loss)
		(In thousands)
Belden Americas	$225,522	$22,227	$247,749	$44,770
Specialty Products	63,377	21,455	84,832	12,303
Europe	190,340	5,483	195,823	14,890
Asia Pacific	105,345	464	105,809	11,997

Total Segments	584,584	49,629	634,213	83,960
Finance and Administration	—	—	—	(13,441)
Eliminations	—	(49,629)	(49,629)	(11,257)

Total Continuing Operations	$584,584	$—	$584,584	$59,262

Three Months Ended December 31, 2006

Belden Americas	$208,569	$15,094	$223,663	$18,508
Specialty Products	56,934	8,039	64,973	6,030
Europe	95,997	2,032	98,029	4,973
Asia Pacific	17,257	—	17,257	2,484

Total Segments	378,757	25,165	403,922	31,995
Finance and Administration	—	—	—	(8,092)
Eliminations	—	(25,165)	(25,165)	(4,801)

Total Continuing Operations	$378,757	$—	$378,757	$19,102

Twelve Months Ended December 31, 2007

Belden Americas	$865,183	$69,993	$935,176	$166,360
Specialty Products	245,185	83,552	328,737	53,265
Europe	620,455	20,495	640,950	48,272
Asia Pacific	302,018	464	302,482	30,593

Total Segments	2,032,841	174,504	2,207,345	298,490
Finance and Administration	—	—	—	(43,313)
Eliminations	—	(174,504)	(174,504)	(34,441)

Total Continuing Operations	$2,032,841	$—	$2,032,841	$220,736

Twelve Months Ended December 31, 2006

Belden Americas	$819,119	$64,235	$883,354	$123,675
Specialty Products	247,316	30,459	277,775	33,116
Europe	365,079	8,659	373,738	4,072
Asia Pacific	64,297	—	64,297	6,803

Total Segments	1,495,811	103,353	1,599,164	167,666
Finance and Administration	—	—	—	(29,220)
Eliminations	—	(103,353)	(103,353)	(19,968)

Total Continuing Operations	$1,495,811	$—	$1,495,811	$118,478

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007 (1)	December 31, 2006
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$159,964	$254,151
Receivables	373,108	217,908
Inventories, net	257,540	202,248
Deferred income taxes	28,578	34,664
Other current assets	17,392	10,465

Total current assets	836,582	719,436

Property, plant and equipment, less accumulated depreciation	369,803	272,285
Goodwill, less accumulated amortization	648,882	275,134
Intangible assets, less accumulated amortization	154,786	70,964
Other long-lived assets	58,796	18,149

	$2,068,849	$1,355,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$350,047	$200,008
Current maturities of long-term debt	110,000	62,000

Total current liabilities	460,047	262,008

Long-term debt	350,000	110,000
Postretirement benefits	101,390	62,995
Deferred income taxes	78,140	71,399
Other long-term liabilities	6,609	5,665
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	638,690	591,416
Retained earnings	478,776	348,069
Accumulated other comprehensive income	93,198	15,013
Treasury stock	(138,504)	(111,100)

Total stockholders’ equity	1,072,663	843,901

	$2,068,849	$1,355,968

(1)	The December 31, 2007 condensed consolidated balance sheet includes the assets and liabilities of Hirschmann Automation and Control, LTK Wiring and Lumberg Automation, all of which were acquired during 2007.

BELDEN INC.
ADJUSTED OPERATING RESULTS
(Unaudited)
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide operating results adjusted for certain purchase accounting effects related to acquisitions (inventory cost step-up, amortization of the sales backlog intangible asset, and in-process research and development charges), severance charges, adjusted depreciation, asset impairment, gains (losses) on sales of assets, benefits from retirement plan curtailments, and one-time tax benefits (charges). We utilize the adjusted results to review our ongoing operations without the effect of restructuring and related charges and for comparison to budgeted operating results. We believe these adjusted results are useful to investors because they help them compare our results to previous periods and provide insights into underlying trends in the business. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	As
Three Months Ended December 31, 2007	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)
Revenues	$584,584	$—	$584,584

Gross profit	$161,785	$6,023	$167,808
as a percent of revenues	27.7%		28.7%

Operating income	$59,262	$4,360	$63,622
as a percent of revenues	10.1%		10.9%

Income from continuing operations	$35,589	$5,745	$41,334
as a percent of revenues	6.1%		7.1%

Income from continuing operations per diluted share	$0.71	$0.12	$0.83

Three Months Ended December 31, 2006

Revenues	$378,757	$—	$378,757

Gross profit	$78,348	$11,351	$89,699
as a percent of revenues	20.7%		23.7%

Operating income	$19,102	$18,519	$37,621
as a percent of revenues	5.0%		9.9%

Income from continuing operations	$10,713	$12,203	$22,916
as a percent of revenues	2.8%		6.1%

Income from continuing operations per diluted share	$0.22	$0.24	$0.46
Adjustments for the three months ended December 31, 2007 included after-tax purchase accounting effects for acquisitions and severance related to the Voluntary Separation Program and other personnel actions of $2.3 million and $1.0 million, respectively, and a $3.5 million tax adjustment partially offset by after-tax benefits totaling $0.5 million associated with our previously announced North American restructuring actions including severance charges, income with respect to retirement plan curtailments, and favorable depreciation adjustments, and a $0.6 million after-tax gain on sales of assets.
Adjustments for the three months ended December 31, 2006 included after-tax charges for severance, asset impairment, adjusted depreciation, and lease breakage of $9.0 million, $4.0 million, $0.4 million and $0.1 million, respectively, and an after-tax gain on the disposal of tangible assets of $1.3 million.

	As
Twelve Months Ended December 31, 2007	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)
Revenues	$2,032,841	$—	$2,032,841

Gross profit	$561,370	$16,397	$577,767
as a percent of revenues	27.6%		28.4%

Operating income	$220,736	$13,778	$234,514
as a percent of revenues	10.9%		11.5%

Income from continuing operations	$137,123	$7,166	$144,289
as a percent of revenues	6.7%		7.1%

Income from continuing operations per diluted share	$2.73	$0.14	$2.87

Twelve Months Ended December 31, 2006

Revenues	$1,495,811	$—	$1,495,811

Gross profit	$333,313	$19,418	$352,731
as a percent of revenues	22.3%		23.6%

Operating income	$118,478	$32,912	$151,390
as a percent of revenues	7.9%		10.1%

Income from continuing operations	$71,563	$19,997	$91,560
as a percent of revenues	4.8%		6.1%

Income from continuing operations per diluted share	$1.48	$0.40	$1.88
Adjustments for the twelve months ended December 31, 2007 included after-tax purchase accounting effects for acquisitions, asset impairment, severance related to the Voluntary Separation Program and other personnel actions, and charges related to our previously announced North American restructuring actions of $10.4 million, $2.5 million, $1.0 million, and $1.0 million, respectively, and a $0.4 million one-time tax adjustment partially offset by a $8.1 million after-tax gain on sales of assets.
Adjustments for the twelve months ended December 31, 2006 included after-tax charges for severance, asset impairment, adjusted depreciation, and lease breakage totaling $16.9 million, $7.5 million, $1.5 million, and $0.1 million, respectively, a one-time tax benefit of $4.7 million, and an after-tax gain on the disposal of tangible assets of $1.3 million.